Gannett Announces First Quarter 2021 Results

Strong first quarter Revenue and Adjusted EBITDA performance
Paid digital-only subscriptions surpass 1.2 million, an increase of 37% from the prior year period
Achieved $300 million of annualized synergies to date, ahead of targeted timeline

MCLEAN, VA — May 7, 2021 — Gannett Co., Inc. ("Gannett", "we", "us", "our", or the "Company") (NYSE: GCI) today reported its financial results for the first quarter ended March 31, 2021.

“The first quarter of 2021 was our best quarter to date for new digital-only subscriptions subsequent to the acquisition of Legacy Gannett, surpassing 1.2 million, and a very encouraging start to the year as a whole. Our core digital marketing solutions teams also had a fantastic quarter, setting new records in productivity. Adjusted EBITDA grew from the first quarter of 2020 and reflected Adjusted EBITDA margin expansion of 250 basis points to the prior year period,” said Michael Reed, Gannett Chairman and Chief Executive Officer. “We are pleased to have fully refinanced our 11.5% term loan during the quarter as well as achieving our target of $300 million of annualized synergies, well ahead of our year end 2021 goal.”

“With the refinancing behind us, we are focused on a long-term, subscription-led, digital growth strategy. With the first quarter momentum in both digital-only subscriptions and in our Digital Marketing Solutions segment, we believe we are well positioned to not only meaningfully grow Adjusted EBITDA year over year, but also continue our evolution to a digitally focused content platform.”

Financial Highlights

in thousands	First Quarter 2021
Revenues	$777,084
Net loss attributable to Gannett	(142,316)
Adjusted EBITDA(1) (non-GAAP)	100,465
Net cash flow provided by operating activities	61,316
Free cash flow(1) (non-GAAP)	53,709
(1)Refer to "Use of Non-GAAP Information" below for the Company’s definition of Adjusted EBITDA and Free cash flow, as well as the reconciliation of such measures to the most comparable GAAP measure included herein.

First Quarter 2021 Consolidated Results

•First quarter revenues of $777.1 million decreased 18.1% as compared to the prior year quarter.
◦Same store revenues (as defined and reconciled on Table No. 5 below) decreased 16.5% compared to the first quarter of 2020, due to unfavorable impacts resulting from the COVID-19 pandemic and general trends adversely impacting the publishing industry.
◦First quarter same store revenue trends were impacted by the cessation of industry wide digital marketing services incentives at the end of 2020. The incentives, earned through our Digital Marketing Solutions segment, totaled $13.0 million during 2020, with $9.2 million in the first quarter of 2020, accounting for a decrease of 0.9% on the first quarter same store trend. On a comparable basis, first quarter same store trends improved slightly from fourth quarter 2020 levels.
•Digital advertising and marketing services revenues reached $195.2 million in the first quarter, or 25.1% of total revenues.
•Digital-only circulation revenues of $23.2 million grew 46.7% in the first quarter of 2021 compared to the same period in the prior year attributable to a 37% increase compared to the same period in the prior year in digital-only subscriptions. Digital-only subscriptions totaled approximately 1.2 million at the end of the first quarter of 2021, adding 120,000 net new subscriptions in the first quarter.
•Total digital revenues were $229.2 million or 29.5% of total revenues, which includes Digital advertising and marketing services revenues, Digital-only circulation revenues and Digital syndication and affiliate revenues.
•Net loss attributable to Gannett of $142.3 million in the first quarter reflects a $126.6 million non-cash loss on the derivative associated with the 6% senior secured convertible notes due 2027 (the "2027 Convertible Notes"), a $19.4 million loss associated with the early extinguishment of debt and an additional $10.2 million related to costs incurred in connection with our debt refinancing activities during the quarter.

•Adjusted EBITDA totaled $100.5 million, an increase of $1.4 million or 1.4% compared to the first quarter of 2020 and represented a 12.9% margin.

Balance Sheet & Cash Flow

•As of March 31, 2021, the Company had cash and cash equivalents of $163.5 million.
•During the first quarter of 2021, the Company refinanced its five-year, senior-secured 11.5% term loan facility with Apollo Capital Management, L.P. (the "Acquisition Term Loan") with a five-year, senior secured term loan facility in an aggregate principal amount of $1.045 billion (the "5-Year Term Loan"), at LIBOR+700 with a 0.75% LIBOR floor. Additionally, during the three months ended March 31, 2021, the Company repaid approximately $9 million in principal under its 5-Year Term Loan using the proceeds from real estate and other asset sales.
•Total debt outstanding as of March 31, 2021 was $1.537 billion, comprised of the (i) $1,036.4 million of 5-Year Term Loan, (ii) $497.1 million of 2027 Convertible Notes, and (iii) $3.3 million of remaining convertible notes from Legacy Gannett.
•Cash flow provided by operations was $61.3 million for the three months ended March 31, 2021 compared to $60.5 million for the same period in the prior year. The increase in cash flow provided by operating activities was primarily due to an increase in working capital of $15.1 million due to the overall timing of payments and receipts and a decrease in severance payments of $9.9 million, partially offset by an increase in interest paid on the Acquisition Term Loan of $13.0 million, an increase in contributions to our pension and other postretirement benefit plans of $12.4 million and a decrease in tax refunds of $1.0 million.
•Capital expenditures were $7.6 million for the quarter ended March 31, 2021, primarily related to product development, technology investments, and operating infrastructure.
•The Company expects to sell an additional $90 million to $115 million in non-core assets during the remainder of 2021 that are anticipated to accelerate debt pay down and further reduce cash interest costs.

First Quarter 2021 Publishing Segment

•Publishing segment revenues were $699.6 million in the first quarter of 2021.
•Circulation revenues were $325.4 million in the first quarter of 2021.
◦Same store circulation revenues decreased 12.9% in the first quarter of 2021 compared to the same period in the prior year, primarily driven by a reduction in the volume of home delivery subscribers and a decline in single copy sales reflecting the overall secular trends impacting the industry as well as the impact of the COVID-19 pandemic on businesses that buy and sell copies of our publications.
◦Digital-only circulation revenues grew 46.7% in the first quarter of 2021 compared to the same period in the prior year.
◦Digital-only subscriptions totaled approximately 1.2 million at the end of the first quarter of 2021, up 37% compared to the same period in the prior year.
•Print advertising revenues were $193.2 million in the first quarter of 2021.
◦Same store print advertising revenues decreased 24.9% in the first quarter of 2021 compared to the same period in the prior year, a 200 basis point improvement over the fourth quarter of 2020, reflecting secular industry trends impacting all categories and impacts from the COVID-19 pandemic.
•Digital advertising and marketing services revenues were $121.1 million in the first quarter of 2021.
◦Same store digital advertising and marketing services revenues decreased 10.4% in the first quarter of 2021 compared to the same period in the prior year reflecting lower local digital media spend and lower page views compared to the prior year which reflected coverage of the COVID-19 pandemic and lower digital classified revenue.
•Other revenues were $59.8 million in the first quarter of 2021.
•Same store other revenues decreased 23.2% due to declines in the commercial print and delivery business, driven by overall secular trends impacting the industry and a decline in event revenues due to the absence of in-person events in the first quarter of 2021 compared to the same period in the prior year.
•Publishing segment Net income attributable to Gannett was $66.2 million and Adjusted EBITDA was $102.2 million, representing an Adjusted EBITDA margin of 14.6% for the first quarter of 2021 compared to 12.9% for the same period in the prior year.

First Quarter 2021 Digital Marketing Solutions Segment

•Digital Marketing Solutions segment revenues were $102.3 million in the first quarter of 2021.
◦Same store Digital Marketing Solutions segment revenues decreased 12.7% in the first quarter of 2021 compared to the same period in the prior year, impacted by the cessation of industry wide incentives at the end of 2020. The incentives totaled $13.0 million during 2020, with $9.2 million in the first quarter 2020, accounting for a decrease of 7.6% on the first quarter same store trend. On a comparable basis, first quarter same store trends improved slightly from fourth quarter 2020 levels.
•Digital Marketing Solutions segment Net income attributable to Gannett was $1.1 million and Adjusted EBITDA was $9.2 million, representing an Adjusted EBITDA margin of 9.0% for the first quarter of 2021 compared to 6.5% for the same period in the prior year.

Integration of Legacy Gannett Update

On November 19, 2019, we acquired Gannett Co., Inc. (which was renamed Gannett Media Corp. and is referred to as “Legacy Gannett”) and we changed our name to Gannett Co., Inc.

•We realized $11.0 million in savings associated with the acquisition in the first quarter of 2021.
•We have achieved $300 million in annualized synergies, achieving our original target well ahead of expectations.
•Management remains confident in its ability to implement additional measures by the end of 2021 that are expected to result in the Company outperforming original synergy targets, resulting in a total of $325 million of annualized synergies.

Earnings Conference Call

Management will host a conference call on Friday, May 7, 2021 at 8:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Gannett’s website, investors.gannett.com. The conference call may be accessed by dialing 1-877-451-6152 (from within the U.S.) or 1-201-389-0879 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Gannett First Quarter Earnings Call” or access code “13718389”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at investors.gannett.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast. A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Friday, May 21, 2021 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “13718389”.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a subscription-led and digitally focused media and marketing solutions company committed to empowering communities to thrive. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer Prize-winning content, consumer experiences and benefits, and advertiser products and services. Our current portfolio of media assets includes USA TODAY, local media organizations in 46 states in the U.S., and Newsquest, a wholly owned subsidiary operating in the United Kingdom with more than 120 local news media brands. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc., which are marketed under the LOCALiQ brand, and runs the largest media-owned events business in the U.S., USA TODAY NETWORK Ventures. To connect with us, visit www.gannett.com.

Same Store Revenues

Same store revenues are based on GAAP revenues for Gannett for the current period, excluding (i) exited operations, (ii) currency impacts, and (iii) deferred revenue impacts related to the acquisition of Legacy Gannett.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to grow Adjusted EBITDA, measures expected to result in annualized cash interest savings, our ability to achieve our operating priorities, our digital revenue performance, shifts in our revenue mix and the timing of realizing such shifts, the potential sales of non-core assets, including the anticipated use of any proceeds from such sales, integration of our acquisitions, our ability, in terms of both amount and timing, to surpass $300 million of annualized synergies, our expectations, in terms of both amount and timing, with respect to debt repayment, real estate sales and debt refinancing, growth of and demand for our digital-only subscriptions and digital marketing and advertising services, our strategy, and future revenue trends and our ability to influence trends. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s 2020 Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Trisha Gosser	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

# # #

GANNETT CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

Table No. 1
In thousands, except share data	March 31, 2021	December 31, 2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$163,505	$170,725
Accounts receivable, net of allowance for doubtful accounts of $17,124 and $20,843, as of March 31, 2021 and December 31, 2020, respectively	275,933	314,305
Inventories	32,457	35,075
Prepaid expenses and other current assets	118,082	116,581
Total current assets	589,977	636,686
Property, plant, and equipment, net	552,462	590,272
Operating lease assets	286,368	289,504
Goodwill	534,211	534,088
Intangible assets, net	797,862	824,650
Deferred tax assets	103,269	90,240
Other assets	190,302	143,474
Total assets	$3,054,451	$3,108,914

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$377,370	$378,246
Deferred revenue	190,699	186,007
Current portion of long-term debt	81,057	128,445
Other current liabilities	48,396	48,602
Total current liabilities	697,522	741,300
Long-term debt	888,086	890,323
Convertible debt	394,146	581,405
Deferred tax liabilities	16,280	6,855
Pension and other postretirement benefit obligations	95,542	99,765
Long-term operating lease liabilities	271,496	274,460
Other long-term liabilities	151,388	151,847
Total noncurrent liabilities	1,816,938	2,004,655
Total liabilities	2,514,460	2,745,955
Redeemable noncontrolling interests	(1,661)	(1,150)
Commitments and contingent liabilities

Equity
Preferred stock, $0.01 par value, 300,000 shares authorized, of which 150,000 shares are designated as Series A Junior Participating Preferred Stock, none of which were issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 144,443,628 shares issued and 142,541,701 shares outstanding at March 31, 2021; 139,494,741 shares issued and 138,102,993 shares outstanding at December 31, 2020	1,444	1,395
Treasury stock, at cost, 1,901,927 shares and 1,391,748 shares at March 31, 2021 and December 31, 2020, respectively	(6,612)	(4,903)
Additional paid-in capital	1,421,977	1,103,881
Accumulated deficit	(928,753)	(786,437)
Accumulated other comprehensive income	53,596	50,173
Total equity	541,652	364,109
Total liabilities and equity	$3,054,451	$3,108,914

GANNETT CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Table No. 2	Three months ended March 31,
In thousands, except per share amounts	2021	2020
Advertising and marketing services	$388,357	$487,010
Circulation	325,437	374,723
Other	63,290	86,949
Total operating revenues	777,084	948,682
Operating costs	477,798	566,463
Selling, general and administrative expenses	203,684	299,137
Depreciation and amortization	58,103	78,024
Integration and reorganization costs	13,404	28,254
Asset impairments	833	—
Net loss on sale or disposal of assets	4,745	657
Other operating expenses	10,576	5,969
Total operating expenses	769,143	978,504
Operating income (loss)	7,941	(29,822)
Interest expense	39,503	57,899
Loss on early extinguishment of debt	19,401	805
Non-operating pension income	(23,878)	(18,489)
Loss on Convertible notes derivative	126,600	—
Other (income) expense, net	(1,875)	1,590
Non-operating expense	159,751	41,805
Loss before income taxes	(151,810)	(71,627)
(Benefit) provision for income taxes	(9,109)	8,979
Net loss	$(142,701)	$(80,606)
Net loss attributable to redeemable noncontrolling interests	(385)	(454)
Net loss attributable to Gannett	$(142,316)	$(80,152)
Loss per share attributable to Gannett - basic	$(1.06)	$(0.61)
Loss per share attributable to Gannett - diluted	$(1.06)	$(0.61)

GANNETT CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Table No. 3	Three months ended March 31,
In thousands	2021	2020
Operating activities:
Net loss	$(142,701)	$(80,606)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization	58,103	78,024
Share-based compensation expense	3,423	11,577
Non-cash interest expense	6,118	56,160
Net loss on sale or disposal of assets	4,745	657
Loss on Convertible notes derivative	126,600	—
Loss on early extinguishment of debt	19,401	805
Asset impairments	833	—
Pension and other postretirement benefit obligations	(48,538)	(30,545)
Change in other assets and liabilities, net	33,332	24,417
Net cash provided by operating activities	61,316	60,489
Investing activities:
Purchases of property, plant, and equipment	(7,607)	(13,783)
Proceeds from sale of real estate and other assets	10,123	10,400
Change in other investing activities	—	(36)
Net cash provided by (used for) investing activities	2,516	(3,419)
Financing activities:
Payments of debt issuance costs	(33,921)	—
Borrowings under term loans	1,045,000	—
Repayments under term loans	(1,083,791)	(12,701)
Payments for employee taxes withheld from stock awards	(1,707)	(1,615)
Changes in other financing activities	(280)	(363)
Net cash used for financing activities	(74,699)	(14,679)
Effect of currency exchange rate change	314	1,554
(Decrease) increase in cash, cash equivalents and restricted cash	(10,553)	43,945
Balance of cash, cash equivalents and restricted cash at beginning of year	206,726	188,664
Cash, cash equivalents and restricted cash at end of year	$196,173	$232,609

GANNETT CO., INC.
SEGMENT INFORMATION
(Unaudited)

Table No. 4	Three months ended March 31,
In thousands	2021	2020
Operating revenues:
Publishing	$699,585	$858,150
Digital Marketing Solutions	102,281	121,281
Corporate and Other	3,074	3,009
Intersegment eliminations	(27,856)	(33,758)
Total	$777,084	$948,682

Adjusted EBITDA:
Publishing	$102,208	$110,928
Digital Marketing Solutions	9,172	7,887
Corporate and Other	(10,915)	(19,746)
Total	$100,465	$99,069

Depreciation and amortization:
Publishing	$46,387	$66,957
Digital Marketing Solutions	7,829	7,331
Corporate and Other	3,887	3,736
Total	$58,103	$78,024

GANNETT CO., INC.
SAME STORE REVENUES
(Unaudited)

Table No. 5	Three months ended March 31,
In thousands	2021	2020	% Change
Total revenues	$777,084	$948,682	(18.1)%
Currency impact	(4,541)	—	***
Exited operations	(25)	(25,565)	(99.9)%
Deferred revenue adjustment	—	1,834	(100.0)%
Same store total revenues	$772,518	$924,951	(16.5)%

Advertising and marketing services revenues	$388,357	$487,010	(20.3)%
Currency impact	(2,979)	—	***
Exited operations	(25)	(15,713)	(99.8)%
Deferred revenue adjustment	—	594	(100.0)%
Same store advertising and marketing services revenues	$385,353	$471,891	(18.3)%

Circulation revenues	$325,437	$374,723	(13.2)%
Currency impact	(1,247)	—	***
Exited operations	—	(3,560)	(100.0)%
Deferred revenue adjustment	—	1,240	(100.0)%
Same store circulation revenues	$324,190	$372,403	(12.9)%

Other revenues	$63,290	$86,949	(27.2)%
Currency impact	(315)	—	***
Exited operations	—	(6,292)	(100.0)%
Same store other revenues	$62,975	$80,657	(21.9)%
*** Indicates a percentage change greater than 100.

USE OF NON-GAAP INFORMATION

The Company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measures and should be read together with financial information presented on a GAAP basis.

The Company defines its non-GAAP measures as follows:

•Adjusted EBITDA is a non-GAAP performance measure the Company believes offers a useful view of the overall operations of our business. The Company defines Adjusted EBITDA as Net income (loss) attributable to Gannett before: (1) Income tax expense (benefit), (2) Interest expense, (3) Gains or losses on the early extinguishment of debt, (4) Non-operating pension income (expense), (5) Loss on Convertible notes derivative, (6) Other non-operating items, including equity income, (7) Depreciation and amortization, (8) Integration and reorganization costs, (9) Asset impairments, (10) Goodwill and intangible impairments, (11) Gains or losses on the sale or disposal of assets, (12) Share-based compensation, (13) Other operating expenses, including third-party debt expenses and acquisition costs, (14) Gains or losses on the sale of investments and (15) certain other non-recurring charges. The most directly comparable GAAP measure is Net income (loss) attributable to Gannett.

•Adjusted EBITDA margin is a non-GAAP performance measure the Company believes offers a useful view of the overall operations of our business. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total Operating revenues.

•Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items we believe are critical to the ongoing success of our business. The Company defines Free cash flow as Net cash provided by operating activities as reported on the Statement of Cash Flows less capital expenditures, which results in a figure representing Free cash flow available for use in operations, additional investments, debt obligations, and returns to stockholders. The most directly comparable GAAP financial measure is Net cash from operating activities.

Management’s Use of Non-GAAP Measures

Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow are not measurements of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), margin, cash flow from operating activities, or any other measure of performance or liquidity derived in accordance with GAAP. We believe these non-GAAP financial measures as we have defined them are helpful in identifying trends in our day-to-day performance because these items excluded have little or no significance on our day-to-day operations. These measures provide an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Adjusted EBITDA and Adjusted EBITDA margin provide us with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation, non-cash impairments, and interest expense associated with our capital structure. These metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA and Adjusted EBITDA margin are metrics we use to review the financial performance of our business on a monthly basis.

We use Adjusted EBITDA and Adjusted EBITDA margin as measures of our day-to-day operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our day-to-day business operating results.

Limitations of Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow

Each of our non GAAP measures have limitations as an analytical tool. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss) include: the cash portion of interest / financing expense, income tax (benefit) provision, and charges related to asset impairments, which may significantly affect our financial results.

Management believes these items are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow are not alternatives to net income, income from operations, or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. As such, they should not be considered or relied upon as a substitute or alternative for any such GAAP financial measure. We strongly urge you to review the reconciliations of Net income (loss) attributable to Gannett to Adjusted EBITDA and Cash provided by operations to Free Cash Flow along with our condensed consolidated financial statements included elsewhere in this report. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow measures as presented in this report may differ from and may not be comparable to similarly titled measures used by other companies.

GANNETT CO., INC.
NON-GAAP FINANCIAL INFORMATION
ADJUSTED EBITDA
(Unaudited)

Table No. 6	Three months ended March 31, 2021
In thousands	Publishing	Digital Marketing Solutions	Corporate and Other	Consolidated Total
Net income (loss) attributable to Gannett	$66,213	$1,081	$(209,610)	$(142,316)
Benefit for income taxes	—	—	(9,109)	(9,109)
Interest expense	11	—	39,492	39,503
Loss on early extinguishment of debt	—	—	19,401	19,401
Non-operating pension income	(23,878)	—	—	(23,878)
Loss on Convertible notes derivative	—	—	126,600	126,600
Other non-operating expense (income), net	394	96	(2,365)	(1,875)
Depreciation and amortization	46,387	7,829	3,887	58,103
Integration and reorganization costs	7,326	166	5,912	13,404
Other operating expenses	—	—	10,576	10,576
Asset impairments	833	—	—	833
Net loss on sale or disposal of assets	4,680	—	65	4,745
Share-based compensation expense	—	—	3,423	3,423
Other items	242	—	813	1,055
Adjusted EBITDA (non-GAAP basis)	$102,208	$9,172	$(10,915)	$100,465
Net income (loss) attributable to Gannett margin	9.5%	1.1%	NM	(18.3)%
Adjusted EBITDA margin (non-GAAP basis)	14.6%	9.0%	NM	12.9%

	Three months ended March 31, 2020
In thousands	Publishing	Digital Marketing Solutions	Corporate and Other	Consolidated Total
Net income (loss) attributable to Gannett	$33,840	$(5,073)	$(108,919)	$(80,152)
Provision for income taxes	—	—	8,979	8,979
Interest expense	18	—	57,881	57,899
Loss on early extinguishment of debt	—	—	805	805
Non-operating pension income	(5,321)	—	(13,168)	(18,489)
Other non-operating (income) expense, net	(463)	3,624	(1,571)	1,590
Depreciation and amortization	66,957	7,331	3,736	78,024
Integration and reorganization costs	13,309	1,388	13,557	28,254
Other operating expenses	—	—	5,969	5,969
Net loss on sale or disposal of assets	592	23	42	657
Share-based compensation expense	—	—	11,577	11,577
Other items	1,996	594	1,366	3,956
Adjusted EBITDA (non-GAAP basis)	$110,928	$7,887	$(19,746)	$99,069
Net income (loss) attributable to Gannett margin	3.9%	(4.2)%	NM	(8.4)%
Adjusted EBITDA margin (non-GAAP basis)	12.9%	6.5%	NM	10.4%
NM indicates not meaningful.

GANNETT CO., INC.
NON-GAAP FINANCIAL INFORMATION
FREE CASH FLOW
(Unaudited)

Table No. 7
In thousands	Three months ended March 31, 2021
Net cash flow provided by operating activities (GAAP basis)	$61,316
Capital expenditures	(7,607)
Free cash flow (non-GAAP basis)(a)	$53,709
(a) Free cash flow for the first quarter of 2021 was negatively impacted by $21.1 million of integration and reorganization costs and $9.7 million of third-party fees related to the 5-Year Term Loan.